EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148379, No. 333-157757, No. 333-172380, No. 333-190552, and No. 333-197917 on Form S-8 and No. 333-197426 on Form S-3 of our reports dated February 10, 2016, relating to the consolidated financial statements and financial statement schedule of The Ensign Group, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Ensign Group, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 10, 2016